                                  EXHIBIT 11.1
                              EASTON BANCORP, INC.
                        COMPUTATION OF EARNINGS PER SHARE


                                           Three Months            Nine Months
                                        Ended September 30,    Ended September 30,
                                       --------------------  ----------------------
                                         2003       2002        2003        2002
                                       --------  ----------  ----------  ----------

Net income                             $124,475  $  157,646  $  404,411  $  408,437
                                       ========  ==========  ==========  ==========


Average shares outstanding              764,507     560,318     653,255     560,318

Basic earnings per share               $   0.16  $     0.28  $     0.62  $     0.73
                                       ========  ==========  ==========  ==========


Average shares outstanding              764,507     560,318     653,255     560,318

Dilutive average shares outstanding
   under warrants and options            56,000     263,800     169,665     263,800

Exercise price                         $  10.00  $    10.00  $    10.00  $    10.00

Assumed proceeds on exercise           $560,000  $2,638,000  $1,696,650  $2,638,000

Average market value                   $  13.07  $    10.78  $    12.54  $    10.54

Less: Treasury stock purchased with
   assumed proceeds from exercise
   of warrants and options               42,846     244,712     135,299     250,285

Adjusted average shares-diluted         777,661     579,406     687,621     573,833

Diluted earnings per share             $   0.16  $     0.27  $     0.59  $     0.71
                                       ========  ==========  ==========  ==========
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     The stock of the Company is not traded on any public exchange.  The average market  values  are  derived from trades known to management.  Private sales may occur  where  management  of  the  Company  is  unaware  of  the  sales  price.


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